UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 24, 2003
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)		02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 9. Regulation FD Disclosure.

On July 24, 2003 the registrant issued the following press release:

CONTACTS:

John T. Ruggieri
Senior Vice President and
Chief Financial Officer
401-335-8470

Investor Relations:
FD Morgen-Walke
Cara O'Brien/Melissa Myron
Press: Claudine Cornelis/Stephanie Sampiere
212-850-5600

FOR IMMEDIATE RELEASE

A.T. Cross Company Announces Corporate Reorganization Program

Lincoln, RI - July 24, 2003 - A.T. Cross Company (AMEX: ATX), today announced a corporate restructuring program designed to increase the Company's competitiveness in the global marketplace by significantly reducing operating costs and freeing additional capital for product development and diversification as well as marketing and brand development.

The reorganization will begin immediately and be phased in over several years. As part of this program, a number of the writing instrument manufacturing departments will be moved offshore. The process will be very controlled with each succeeding step fully dependent on the newly sourced product achieving the high quality standards expected of every Cross product. Approximately 80 manufacturing positions in Lincoln will be affected in 2003.

In addition, over 80 global non-manufacturing jobs in 2003 and early 2004 will be eliminated as part of the program to consolidate and reduce administrative costs.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "Our goal, with regard to the manufacturing effort, is to continue to offer to our customers and consumers the highest quality, best performing writing instruments in the world. As each step of the process unfolds, we will diligently review the product that we are receiving from our offshore resources. Any shift of additional manufacturing functions overseas will require product performance that maintains the unmatched quality standards upon which Cross has built its reputation for over 150 years."

Mr. Whalen continued, "Rhode Island will remain the home of A.T. Cross. Its corporate offices, R&D, sales, marketing, finance and other corporate functions will remain in Rhode Island, as will a number of manufacturing operations."

As a result of the reorganization program, the Company expects to realize general and administrative savings of approximately $4.0 to $5.0 million annually beginning in 2004. Assuming the manufacturing plan is fully implemented, a process which is expected to take approximately three years, the Company expects to realize manufacturing cost savings of approximately $5.0 to $7.0 million annually.

In connection with this effort, the Company will incur pre-tax restructuring charges of approximately $6.5 million that will be realized over the life of the program, assuming full implementation. Approximately $2.0 to $2.5 million is expected to be recognized in 2003. The Company intends to provide further details on the timing of the charges, as they are scheduled to be incurred and realized going forward.

In order to assist those affected by this transition, the Company will offer comprehensive severance packages and outplacement and expects to work with Rhode Island's Department of Labor & Training to offer retraining programs and dislocated worker assistance. In addition, to minimize the number of employees involuntarily affected, Cross will offer a voluntary separation program with severance benefits.

"While we believe the initiatives announced today are necessary to remain competitive and will position Cross for a strong future, it is unfortunate that, after very careful evaluation, the reduction in personnel is necessary," said Mr. Whalen. "We are extremely appreciative of our employees' dedication and service, and we hope that the measures we have put in place to provide assistance will help them during this difficult time."

Mr. Whalen concluded, "We are focused on delivering high quality innovative products to our consumers and increasing value for our shareholders and believe that these initiatives will enable us to achieve this over the long term."

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in the retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the expected generation of cost savings and the strategies planned to be implemented with the resulting cost savings, including product development and diversification and brand development). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the Company's ability to execute the programs that are designed to achieve the cost savings; the Company's ability to operate a business on fewer resources and the Company's ability to capitalize on the strategies expected to be funded by the cost savings. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 24, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date July 24, 2003	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer